Exhibit 3.1

INFRAREIT, INC.

ARTICLES SUPPLEMENTARY

InfraREIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation that:

FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, reclassified and designated (i) 5,382,245 authorized but unissued shares of class A common stock, $0.01 par value per share (the “Class A Common Stock”), (ii) 3,000,000 authorized but unissued shares of redeemable class A common stock, $0.01 par value per share (the “Redeemable Class A Common Stock”), and (iii) 4,855 authorized but unissued shares of class C common stock, $0.01 par value per share (the “Class C Common Stock”), as shares of common stock, $0.01 par value per share (the “Common Stock”), of the Corporation, without further classification or designation, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of undesignated Common Stock as set forth in the Charter.

SECOND: The foregoing shares (the “Shares”) of Class A Common Stock, Redeemable Class A Common Stock and Class C Common Stock have been reclassified and designated by the Board under the authority contained in the Charter. After giving effect to the reclassification of the Shares as set forth herein, the Corporation has authority to issue no shares of Class A Common Stock, Redeemable Class A Common Stock and Class C Common Stock.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by the undersigned Senior Vice President and attested by its Secretary this 10th day of March, 2015.

ATTEST:		INFRAREIT, INC.

/s/ Greg Imhoff		By:	/s/ Benjamin D. Nelson
Name:	Greg Imhoff		Name:	Benjamin D. Nelson
Title:	Secretary		Title:	Senior Vice President